Exhibit 99.1

8503 Hilltop Drive, Ooltewah, TN 37363 Telephone 423.238.4171

CONTACT:	Miller Industries, Inc.
Debbie Whitmire, Chief Financial Officer (423) 238-4171
Frank Madonia, General Counsel (423) 238-4171
FTI Consulting, Inc.
Investor Contact: Doug Cooper (212) 615-7103

MILLER INDUSTRIES REPORTS 2022 THIRD QUARTER RESULTS

CHATTANOOGA, Tenn., November 9, 2022/PRNewswire/ -- Miller Industries, Inc. (NYSE: MLR) (the "Company") today announced financial results for the third quarter ended September 30, 2022.

For the third quarter of 2022, net sales were $205.6 million, an increase of 24.8%, compared to $164.7 million for the third quarter of 2021. Net income in the third quarter of 2022 was $5.2 million, or $0.46 per diluted share, compared to net income of $3.8 million, or $0.34 per diluted share, in the prior year period, for increases of 36.0% and 35.3%, respectively.

Gross profit for the third quarter of 2022 was $23.2 million, or 11.3% of net sales, compared to $17.8 million, or 10.8% of net sales, for the third quarter of 2021. Selling, general and administrative expenses were $14.7 million, or 7.1% of net sales, compared to $12.0 million, or 7.3% of net sales, in the prior year period.

For the nine months ended September 30, 2022, net sales were $622.6 million, an increase of 20.7% compared to $515.8 million in the prior year period. The Company reported net income of $11.1 million, or $0.97 per diluted share for the first nine months of 2022, compared to net income of $13.5 million, or $1.19 per diluted share for the nine months of 2021, for decreases of 18.4% and 18.5%, respectively.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.18 per share, payable December 12, 2022, to shareholders of record at the close of business on December 5, 2022, the forty-eighth consecutive quarter that the Company has paid a dividend.

“The sequential revenue growth for the third quarter reflected the effects of our pricing initiatives to offset inflation, as well as the value proposition of our products resonating in the marketplace. We continued to experience parts scarcity, that limited the amount of finished goods we could deliver during the quarter,” said William G. Miller, II, Chief Executive Officer. “These trends will likely continue into the near future.”

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MILLER INDUSTRIES REPORTS 2022 THIRD QUARTER RESULTS	PAGE 2

Mr. Miller, II continued, “All indications reflect continued strong demand for our products with a very solid backlog. Despite the current economic conditions, we have experienced only an insignificant amount of cancelations or pushing out of orders within our backlog. To meet this strong demand for our products, we are continuing our strategy of accumulating available inventory to service customers as parts become available.”

“We remain very optimistic about the long-term fundamentals of our business and continued progress in improving our data infrastructure. These improvements will help to ensure that Miller Industries remains the leader in the marketplace and continues to maximize shareholder value,” concluded Mr. Miller, II.

The Company will host a conference call, which will be simultaneously broadcast live over the Internet. The call is scheduled for tomorrow, November 10, 2022, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through the following link:

https://app.webinar.net/vm0Wa5AaJ7K

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through November 17, 2022. The replay number is 1-844-512-2921, Passcode 13733026.

Miller Industries is The World's Largest Manufacturer of Towing and Recovery Equipment®, and markets its towing and recovery equipment under a number of well-recognized brands, including Century®, Vulcan®, Chevron™, Holmes®, Challenger®, Champion®, Jige™, Boniface™, Titan® and Eagle®.

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MILLER INDUSTRIES REPORTS 2022 THIRD QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology. Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements. Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management. Our actual results may differ materially from the results anticipated in these forward-looking statements due to, among other things: changes in price, delivery delays and decreased availability of component parts, chassis and raw materials, including aluminum, steel, petroleum-related products, including as a result of increased demand from improving market conditions, general inflation, the war in Ukraine, as further discussed below, the impact of the COVID-19 pandemic and related variants and supply chain difficulties; economic and market conditions, including the negative impacts on the Company’s customers, suppliers and employees from increasing inflationary pressures, economic and geopolitical uncertainties (including the war in Ukraine) and the continuing and any potential future negative impacts of the COVID-19 pandemic; our dependence upon outside suppliers for purchased component parts, chassis and raw materials, including aluminum, steel, and petroleum-related products; increased employee turnover rates and the ability to attract and retain skilled labor to manufacture our products; the potential negative impacts of various actions taken by the federal government in response to economic volatility and inflationary pressures, including the impact on our customers’ and end users’ access to capital and credit to fund purchases; operational challenges caused by increased sales volumes as the economy and markets recover from the conditions related to the COVID-19 pandemic; future impacts resulting from the war in Ukraine, which include or could include (among other effects) disruption in global commodity and other markets, increased prices for energy, supply shortages and supplier financial risk; the cyclical nature of our industry and changes in consumer confidence; special risks from our sales to U.S. and other governmental entities through prime contractors; changes in fuel and other transportation costs, insurance costs and weather conditions; changes in government regulations, including environmental and health and safety regulations; failure to comply with domestic and foreign anti-corruption laws; competition in our industry and our ability to attract or retain customers; our ability to develop or acquire proprietary products and technology; assertions against us relating to intellectual property rights; a disruption in, or breach in security of, our information technology systems or any violation of data protection laws; changes in the tax regimes and related government policies and regulations in the countries in which we operate; the effects of regulations relating to conflict minerals; the catastrophic loss of one of our manufacturing facilities; environmental and health and safety liabilities and requirements; loss of the services of our key executives; product warranty or product liability claims in excess of our insurance coverage; potential recalls of components or parts manufactured for us by suppliers or potential recalls of defective products; an inability to acquire insurance at commercially reasonable rates; and those other risks referenced herein, and those risks discussed in our filings with the Securities and Exchange Commission, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, which discussion is incorporated herein by this reference. Such factors are not exclusive. We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, the Company.

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Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(In thousands, except per share data) (Unaudited)

	Three Months Ended			Nine Months Ended
	September 30			September 30
			%			%
	2022	2021	Change	2022	2021	Change
NET SALES	$205,557	$164,715	24.8%	$622,602	$515,785	20.7%

COSTS OF OPERATIONS	182,377	146,883	24.2%	565,708	461,532	22.6%

GROSS PROFIT	23,180	17,832	30.0%	56,894	54,253	4.9%

OPERATING EXPENSES:
Selling, General and Administrative Expenses	14,673	11,983	22.4%	39,710	35,053	13.3%

NON-OPERATING (INCOME) EXPENSES:
Interest Expense, Net	1,042	286	264.3%	2,088	901	131.7%

Other (Income) Expense, Net	666	206	223.3%	993	434	128.8%

Total Expense, Net	16,381	12,475	31.3%	42,791	36,388	17.6%

INCOME BEFORE INCOME TAXES	6,799	5,357	26.9%	14,103	17,865	(21.1)%

INCOME TAX PROVISION	1,567	1,511	3.7%	3,049	4,325	(29.5)%

NET INCOME	$5,232	$3,846	36.0%	$11,054	$13,540	(18.4)%

BASIC INCOME PER COMMON SHARE	$0.46	$0.34	35.3%	$0.97	$1.19	(18.5)%

DILUTED INCOME PER COMMON SHARE	$0.46	$0.34	35.3%	$0.97	$1.19	(18.5)%

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.18	$0.18	0.0%	$0.54	$0.54	0.0%

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	11,417	11,411	0.1%	11,417	11,411	0.1%
Diluted	11,417	11,411	0.1%	11,418	11,411	0.1%

Miller Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share data)

	September 30,
	2022	December 31,
	(Unaudited)	2021
ASSETS
CURRENT ASSETS:
Cash and temporary investments	$33,208	$54,332
Accounts receivable, net of allowance for credit losses of $1,268 and $1,155 at September 30, 2022 and December 31, 2021, respectively	167,887	153,977
Inventories, net	144,382	114,908
Prepaid expenses	6,053	5,751
Total current assets	351,530	328,968
NONCURRENT ASSETS:
Property, plant and equipment, net	112,545	96,496
Right-of-use assets - operating leases	944	1,231
Goodwill	11,619	11,619
Other assets	626	533
TOTAL ASSETS	$477,264	$438,847

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$107,477	$119,029
Accrued liabilities	30,124	24,866
Current portion of operating lease obligation	316	361
Current portion of finance lease obligation	—	15
Total current liabilities	137,917	144,271
NONCURRENT LIABILITIES:
Long-term obligations	45,000	—
Noncurrent portion of operating lease obligation	628	870
Deferred income tax liabilities	5,195	5,170
Total liabilities	188,740	150,311

SHAREHOLDERS' EQUITY:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized, 11,416,716 and 11,410,728 outstanding at September 30, 2022 and December 31, 2021, respectively	114	114
Additional paid-in capital	152,169	151,449
Accumulated surplus	146,807	141,918
Accumulated other comprehensive loss	(10,566)	(4,945)
Total shareholders' equity	288,524	288,536
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$477,264	$438,847